Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 27, 2025, with respect to the consolidated financial statements included in the Annual Report of Gevo, Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statements of Gevo, Inc. on Forms S-8 (File No. 333-172771, File No. 333-195264, File No. 333-207172, File No. 333-212391, File No. 333-226689, File No. 333-232267, File No. 333-239275, File No. 333-257971, and File No. 333-272380) and on Forms S-3 (File No. 333-276515, File No. 333-252229, and File No. 333-226686).

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

March 27, 2025